Exhibit 10.1

July 29, 2020

Michael Levitz

Dear Michael:

I am pleased to confirm our offer to you to join Anika Therapeutics, Inc. (“Anika” or the “Company”). We are excited about the prospect of having you join our team and look forward to the addition of your professionalism and experience to help the Company achieve its goals. This letter summarizes the initial terms of our offer for your employment with the Company.

Starting Position: Executive Vice President, Chief Financial Officer (CFO) and Treasurer

Description of Duties: You will serve as a key member of the corporate leadership team. Your initial duties will include those intrinsic to your position, as described in the job description being provided to you with this offer letter and such other duties, reasonably consistent with your position, as may be assigned to you from time to time. Your initial responsibilities will include providing leadership to all aspects of Anika’s financial processes. Also, you shall be responsible for performing any duties assigned to you by or under the authority of the Company that are appropriate for an individual of your experience. You will be expected to devote your full business time and your best professional efforts to the performance of your duties and responsibilities for the Company.

Reporting To: Cheryl Blanchard, President and Chief Executive Officer, Anika Therapeutics, Inc.

Employment Date: We anticipate that you will begin your at-will employment with Anika on August 10th.

Initial Rate of Pay: $17,307.70 per bi-weekly payroll (annualized $450,000.00). You will be paid in accordance with the Company’s normal payroll practices as established or modified from time to time, and your compensation shall be subject to all applicable federal, state and local taxes and withholdings. Currently, paychecks are issued on alternating Fridays.

Bonus Eligibility: You will be eligible to receive a discretionary annual cash bonus. Your initial annual target bonus is 45% of your annualized base salary, subject to all applicable taxes and withholdings. Your eligibility for this bonus shall be subject to determination by the Board of Directors and based on the Company's performance and your personal performance against key objectives. Any bonus payout which may be made for 2020 will be prorated based on your length of service in 2020. Your actual bonus payout may be adjusted depending on your and the Company’s performance, at the sole discretion of the Company’s Board of Directors.

Equity Grants: Subject to the approval of the Compensation Committee of the Board of Directors of the Company, you will be granted an equity package as of the date of the commencement of your employment (with agreements to entered shortly thereafter). The equity package will consist of (a) restricted stock units with a fair market value of $400,000 as of the date of grant, (b) performance stock units with a fair market value at target (i.e., 100% achievement of the performance metrics) of $400,000 as of the date of grant, and (c) common stock options with a fair market value (i.e., Black-Scholes value) of $800,000 as of the date of grant. The restricted stock units represent a contingent right to receive shares of Anika’s common stock at annual intervals throughout your employment with the Company, and the performance stock units represent a contingent right to receive shares of Anika common stock should certain performance criteria (standardized across the Anika executive team) be met. The restricted stock units will vest ratably over three years beginning one year from the date of hire and the performance stock units will vest when and to the extent measured by the Compensation Committee of the Board of Directors following the audit of fiscal year 2022 in early 2023. Each will be granted under, and governed by, the Anika Therapeutics, Inc. 2017 Omnibus Incentive Plan, and any applicable grant instruments. Continued employment with the Company is a condition precedent to the vesting of either the restricted stock units or performance stock units. The common stock options shall be considered “Incentive Stock Options” to the extent permissible under Section 422 of the Internal Revenue Code. The stock options represent a contingent right to purchase shares of Anika’s common stock at an exercise price equal to the stock’s closing price on the date of the grant. The options will vest ratably over three years beginning one year from the date of hire, and they will be granted under, and governed by, the Anika Therapeutics, Inc. 2017 Omnibus Incentive Plan, and any applicable grant instruments. Continued employment with the Company is a condition precedent to the vesting of any incentive stock options.

ANIKA THERAPEUTICS, INC. 32 Wiggins Avenue Bedford, MA 01730 anikatherapeutics.com	Anika customer service: 1-888-721-1600 customerservice@anikatherapeutics.com

Benefits: You will be eligible to participate in the Anika employee benefit programs upon commencement of employment to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure. This program currently includes comprehensive medical and dental benefits, life and disability insurance, supplemental disability insurance, and a Section 125 Plan. You will be eligible to participate in our 401(k) Savings and Investment Plan at the first enrollment date (first day of each month) following your date of hire. Under the current terms, the 401(k) plan entitles you to contribute up to the maximum limit established by the IRS. Furthermore, under the current 401(k) plan, the Company will match 140% of your contribution up to 5% of your eligible compensation or to the limit specified by the Internal Revenue Code. There is a four-year vesting schedule. The amount of the Company match is subject to the discretion of the Company. Your participation in the benefit plans will be governed by and subject to the plan terms as described in the official documents and Summary Plan Descriptions. Please note that the Company may alter, add to, modify or delete its benefits programs at any time.

Vacation: You are eligible for vacation days, which will accrue in accordance with Anika’s vacation policy, as may be modified from time to time, in the sole discretion of the Company. Subject to the current terms of accrual and use set forth in Anika’s policies, you will accrue four weeks of vacation during your first year of employment.

Termination of Employment:

1)	Resignation or Termination for Cause: Notwithstanding the at-will relationship between you and the Company, if you voluntarily resign employment or are terminated for “Cause” at any time, all compensation and benefits payable to you under this Agreement shall terminate on the date of termination of your employment.

For purposes of this offer letter, “Cause” shall mean any one or more of the following: (i) conduct constituting a material act of willful misconduct or gross negligence in connection with the performance of your duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct that would reasonably be expected to result in material injury to the Company or any of its subsidiaries and affiliates if you were retained in your position; (iii) continued, willful and deliberate non-performance your duties hereunder (other than by reason of physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Chief Executive Officer; (iv) a breach of any of the provisions contained in the Confidentiality and Proprietary Rights Agreement; (v) a violation by of the Company’s employment policies which has continued following written notice of such violation from the Board, or (vi) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. For purposes of clauses (i), (iii) and (vi) hereof, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by you without reasonable belief that your acts or failure to act, was in the best interest of the Company and its subsidiaries and affiliates.

ANIKA THERAPEUTICS, INC. 32 Wiggins Avenue Bedford, MA 01730 anikatherapeutics.com	Anika customer service: 1-888-721-1600 customerservice@anikatherapeutics.com

2)	Termination Without Cause: Termination of your employment without Cause or in conjunction with a Change in Control shall be regulated by the Executive Retention Agreement being provided with this Offer Letter, which shall be executed and become effective upon your start date.

Confidentiality and Proprietary Rights Agreement: You understand that as a condition of your employment, you will be required to execute Anika's Confidentiality and Proprietary Rights Agreement, a copy of which is enclosed. You further understand that the Anika Confidentiality and Proprietary Rights Agreement contains conditions that will survive the termination of your employment, regardless of the reason for that termination.

Arbitration: Except for any request by the Company or by you for temporary, preliminary or permanent injunctive relief from a court of competent jurisdiction to enforce or enjoin any portion of the Confidentiality and Proprietary Rights Agreement (which right shall remain in full force and effect following the termination of your employment with the Company), in the event of any dispute, controversy or claim arising out of or relating to this offer letter, your employment with the Company, or the termination of your employment including but not limited to, any claims arising out of M.G.L. ch.151B, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Small Necessities Leave Act, the Massachusetts Civil Rights Act (M.G.L. ch. 12), or any other federal, state or local statute, regulation or ordinance that provides protection against employment discrimination, harassment or retaliation; any claims under the Fair Labor Standards Act or M.G.L. ch. 149 or any other federal, state or local statute, regulation or ordinance that provides protection against wage and hour and/or wage payment violations; any claims under the federal or state equal pay act; any tort and/or privacy claims, including those under the Massachusetts Privacy Statute (M.G.L. ch. 214), that dispute, controversy or claim shall, to the fullest extent permitted by law, be settled by binding arbitration before an arbitrator experienced in employment law. Said arbitration will be conducted in accordance with the Employment Dispute Resolution Rules and Mediation Procedures of the American Arbitration Association (“AAA”) in Boston, Massachusetts, including, but not limited to, the rules and procedures applicable to the selection of arbitrators (or alternatively, in any other forum or in any other form agreed upon by the parties). In the event that any person or entity other than you or Anika may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity's agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This provision shall be specifically enforceable. Arbitration as provided in this section shall be the exclusive, final and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived. The Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration proceeding. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the Commonwealth of Massachusetts, or federal law, if Massachusetts law is preempted. You acknowledge and understand that by agreeing to arbitrate, you are waiving any right to bring an action against the company in a court of law, either state or federal, and the right to a trial by jury, except as otherwise expressively set forth in this agreement.

ANIKA THERAPEUTICS, INC. 32 Wiggins Avenue Bedford, MA 01730 anikatherapeutics.com	Anika customer service: 1-888-721-1600 customerservice@anikatherapeutics.com

Background Check and Drug Testing: You understand and agree that all employees are subject to a background check, including verification of education, and drug testing. You will be sent a link to the on-line information and release. This offer is conditioned on the background check and drug testing results being satisfactory to the Company.

Reference Checks: You also understand and agree this offer is contingent upon the completion of satisfactory reference checks in the sole discretion of the Company.

At-Will Employment: You, like everyone else at Anika, will be an at-will employee. This means that, if you accept this offer, both you and the Company will retain the right to terminate your employment at any time, with or without notice or cause. In accepting this offer, you give us assurance that you have not relied on any agreement or representation, express or implied, with respect to your employment that is not set forth expressly in this letter. The terms of your employment will be interpreted in accordance with and governed by the laws of the Commonwealth of Massachusetts.

Representation Regarding Other Agreements: Finally, this offer is conditioned on your representation that you are not subject to any confidentiality or non-competition agreement, court order, or any similar type of restriction that would affect your ability to devote full time and attention to your work at Anika. You further agree that you will not disclose to, or use on behalf of, the Company any proprietary information of a third party without that party's consent.

Eligibility to Work. Your employment with the Company is conditioned on your eligibility to work in the United States and on your providing to the Company proof of identification and authorization to work in the United States, in accordance with the Immigration and Control Act of 1986. Should you choose to accept this offer, as required by law, we must verify your employment eligibility on Form I-9 the day you begin your employment, so you will be asked to provide documentation that establishes your identity and authorizes you to work in the United States. Furthermore, if applicable, you must always maintain your visa status throughout your tenure with the Company, as it is Company policy to comply with all immigration laws and regulations. Please let the Company know if you have any questions concerning your visa status.

Company Policies and Procedures. You will be required to abide by Company policies and procedures, as in effect from time to time.

If the terms of this offer are acceptable, please indicate your acceptance by signing both copies of this letter, the Anika Confidentiality and Proprietary Rights Agreement, and the Executive Retention Agreement, and return one copy of each back to me. This offer is valid until July 31.

ANIKA THERAPEUTICS, INC. 32 Wiggins Avenue Bedford, MA 01730 anikatherapeutics.com	Anika customer service: 1-888-721-1600 customerservice@anikatherapeutics.com

Sincerely,

/s/ Thomas Finnerty

Thomas Finnerty

Executive Vice President Human Resources

Agreed and accepted:

/s/ Michael Levitz	July 29, 2020
Michael Levitz	Date

Enclosures:

Executive Retention Agreement

Confidentiality and Proprietary Rights Agreement

Job Description

ANIKA THERAPEUTICS, INC. 32 Wiggins Avenue Bedford, MA 01730 anikatherapeutics.com	Anika customer service: 1-888-721-1600 customerservice@anikatherapeutics.com